Exhibit 2

Nissin Information

May 9, 2005

1.     Operating Results for the Fiscal Year Ended March 31, 2005

     Operating results as of March 31, 2005 were as follows:

           Consolidated Operating Results

	(In millions of yen, except percentages)
	3/04	3/05	% change
Operating revenue	45,693	45,867	0.4%
Operating income	11,559	8,619	-25.4%
Ordinary income	11,112	8,592	-22.7%
Net income	6,186	6,525	5.5%

           Operating Assets

	(In millions of yen, except percentages)
	3/04	3/05	% change
Loans receivable
Loans to small business owners	73,811	77,820	5.4%
Small business owner loans	55,152	56,958	3.3%
Business Timely loans	18,658	20,862	11.8%
Secured loans	9,942	18,385	84.9%
Notes receivable	396	145	-63.3%
Wide loans	55,686	46,128	-17.2%
Consumer loans	35,604	2,827	-92.1%
Total loans receivable	175,440	145,307	-17.2%
Assets held for leases and installment loans	380	5,756	—
Purchased loans receivable and real estate for sale	5,059	15,531	207.0%

NISSIN CO., LTD. SHINJUKU L-TOWER 25F 6-1,NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://www.nisgroup.jp/english/ir/
Investor Relations Dept. / TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp

Nissin Information

2.     Announcement of the Listing of Risk Monster Co., Ltd. on the Osaka Securities Exchange, Nippon New Market

     Nissin announced that Risk Monster, an investee of Nissin, became listed on the Osaka Securities Exchange, Nippon New Market — “Hercules” on March 23, 2005.

     (For details please refer to the press release issued on March 23, 2005.)

3.     Notice of Issuance of Stock Options in the Form of New Share Subscription Rights

     At the meeting of the Board of Directors held on April 12, 2005, it was resolved that Nissin would issue new share subscription rights as stock options.

     (For details please refer to the press release issued on April 12, 2005.)

4.     Announcement of Determination of Exercise Price, Etc. of Stock Options in the Form of New Share Subscription Rights

     Nissin announced that specific conditions were determined with respect to new share subscription rights to be issued as stock options.

     (For details please refer to the press release issued on April 21, 2005.)

5.     Notice Regarding Adjustments in Earnings Estimates of Nissin Servicer Co., Ltd.

     Nissin Servicer, a consolidated subsidiary of Nissin, revised its earnings estimates for the fiscal year ended March 31, 2005.

     (For details please refer to the press release issued on April 25, 2005.)

(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)

NISSIN CO., LTD. SHINJUKU L-TOWER 25F 6-1,NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://www.nisgroup.jp/english/ir/
Investor Relations Dept. / TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp